Exhibit 5.1

July 18, 2025

Tri-County Financial Group, Inc.

706 Washington Street

Mendota, Illinois 61342

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-231041) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Tri-County Financial Group, Inc., a Delaware corporation (the “Company”) of 563,064 shares (the “Registered Shares”) of the Company’s common stock, $1.00 par value per share, for resale by Castle Creek Capital Partners VI, LP (the “Selling Shareholder”). The Registered Shares may be sold by the Selling Shareholder, as set forth in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP